Exhibit 2.2

Execution Copy

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of March 31, 2005, by and among MCP-MSC Acquisition, Inc., a Delaware corporation (“Buyer”), MSC Acquisition, Inc., a Florida corporation (the “Company”), HIG-MSC, Inc., a Cayman Islands corporation (the “Stockholder Representative”), and the persons signatory hereto as “Equityholders” (the “Equityholders”).

WHEREAS, Buyer, the Company and the stockholders and warrantholders of the Company (collectively, the “Stockholders” and the “Warrantholders”, respectively) are parties to the Stock Purchase Agreement made as of March 7, 2005 (as in effect on the date hereof, the “Stock Purchase Agreement”; terms defined in the Stock Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined);

WHEREAS, the Stockholder Representative has been authorized to act on behalf of all Stockholders and Warrantholders pursuant to the terms of the Stock Purchase Agreement, including without limitation with respect to the execution and delivery, on their behalf, of this Amendment;

WHEREAS, it has been agreed that the Equityholders will have certain Shares or Options held by them substituted with shares of the common stock, or options for the purchase of the common stock, of Buyer (the “Equity Rollover”), all on the terms and conditions set forth herein;

WHEREAS, the parties hereto wish to effect certain amendments and supplements to the Stock Purchase Agreement in contemplation of the occurrence of the Closing to reflect the Equity Rollover;

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO STOCK PURCHASE AGREEMENT

The Stock Purchase Agreement is hereby amended and supplemented as follows:

1.01 Sections 1.01 and 1.02. Sections 1.01 and 1.02 of the Stock Purchase Agreement are hereby amended to read in their entirety as follows:

“1.01 Purchase and Sale of Shares; Rollover Shares. Upon the terms and subject to the conditions set forth in this Agreement: (a) the Stockholders shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Stockholders, all of the Shares (other than the Rollover Shares) against payment by Buyer for each Share (other than a Rollover Share) of an amount in cash equal to the Final Common Share Price (as defined in Section 1.04(a)); provided that at the Closing the amount to be paid to each Stockholder for each Share (other than a Rollover Share) shall be equal to the Closing Common Share Price (as defined in Section 1.04(b)); and (b) each holder of a Rollover Share shall contribute such Rollover Share to the capital of Buyer in exchange for (i) a number of shares of Buyer’s common stock having an aggregate fair market value (based on the purchase price therefor being paid for such common stock by others at the Closing) equal to the Rollover Purchase Price for such Share and (ii) at the times specified herein and in accordance with the terms and conditions hereof, an amount in cash equal to the excess, if any, of the Final Common Share Price over the Rollover Purchase Price, payable from time to time if and when a distribution in respect of the Holdback Amount, Escrow Amount or Company Tax Benefit is made to the Sellers.

“1.02 Cancellation of Options; Rollover Options. The Sellers shall cause the Options (other than the Rollover Options) to be canceled, as of the Closing Date, in exchange for each Optionholder being entitled to receive payment by Buyer (with the Company withholding from each such Optionholder a portion of such amount for any applicable withholding tax) of an amount in cash equal to (i) the product of the number of shares of Common Stock issuable upon exercise of the Options (other than the Rollover Options) held by such Optionholder, multiplied by the Final Common Share Price, minus (ii) the aggregate exercise prices for the Common Stock issuable upon exercise of the Options (other than the Rollover Options) held by such Optionholder; provided that at the Closing the amount to be paid to each Optionholder for each share of Common Stock issuable upon exercise of the Options (other than the Rollover Options) held by such Optionholder shall be based upon the Closing Common Share Price. In addition, Buyer shall issue to each holder of a Rollover Option, in substitution (generally in accordance with the substitution description in IRS Notice 2005-1 Q&A 4(d)(i) interpreting when options do not constitute “deferred compensation” under new Code Section 409A) for such Rollover Option, a fully-vested option (a “Substituted Option”) to purchase a number of shares of Buyer’s common stock having a fair market value (based on the purchase price therefor being paid for such common stock by others at the Closing) equal to the aggregate Rollover Purchase Price for all of the Shares issuable upon exercise such Rollover Option, with an aggregate exercise price equal to the aggregate exercise price of such Rollover Option (such that after the substitution, the ratio of the exercise price to the fair market value of Buyer’s common stock issuable upon exercise of such Substituted Option will be the same as immediately prior to the Closing) and an expiration date which is the same as that for such Rollover Option, and such Rollover Option shall be canceled. In addition, notwithstanding Section 8(c) of the Stockholders’, Optionholders’ and Warrantholders’ Representative Agreement made as of March 31, 2005, as in effect on the date hereof, in the event that the Final Common Share Price exceeds the Rollover Purchase Price and as a result thereof the holder of a Rollover Option would otherwise have been entitled to receive an amount in cash equal to the product of the number of shares of Common Stock issuable upon exercise of such Rollover Option multiplied by such excess of the Final Common Share Price over the Rollover Purchase Price, the Parties agree (x) if and to the extent the applicable Substituted Option has not been exercised, in lieu of paying cash in respect of such Rollover Option, to adjust the exercise price and/or number of shares of Buyer’s common stock issuable upon exercise of such Substituted Option so that the applicable Optionholder will receive an equivalent value in accordance with Treasury Regulation 424-1, and to pay the amount of such cash to Buyer, and (y) if and to the extent the applicable Substituted Option has been exercised, to pay such cash to the holder thereof; such adjustments to be made, and such amounts to be payable, from time to time if and when a distribution in respect of the Holdback Amount, Escrow Amount or Company Tax Benefit is made to the Sellers. Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.02 for Options (other than Rollover Options, but including Substituted Options which have been exercised).”

1.02 Sections 1.05(a), (b) and (c). Sections 1.05(a), (b) and (c) of the Stock Purchase Agreement are hereby amended to read in their entirety as follows:

“1.05 Payment for and Surrender of Shares and Cancellation of Options and Warrants.

“(a) At the Closing, each Stockholder shall receive payment by Buyer of an amount in cash and Buyer’s common stock (if applicable) as calculated and determined in Section 1.01 in exchange for the delivery to Buyer of stock certificates evidencing such Stockholder’s Shares duly endorsed for transfer or accompanied by appropriate transfer documents, in each case with the signature thereon guaranteed with a “medallion” signature guarantee. Cash payment for the Shares (other than Rollover Shares) shall be made by wire transfer of immediately available funds to a single account specified by each Stockholder.

“(b) At the Closing, each Optionholder and Warrantholder shall receive payment by Buyer of an amount in cash and Substituted Options (if applicable) as calculated and determined in Section 1.02 and Section 1.03, respectively, in exchange for the delivery to the Company, for cancellation, of all of such Optionholder’s and Warrantholder’s outstanding Options and Warrants and, in the case of the Warrants, duly endorsed for transfer or accompanied by an appropriate assignment, in each case, with respect to the Warrants, with the signature thereon guaranteed with a “medallion” signature guarantee. Cash payment at the Closing in consideration of cancellation of the Options (other than Rollover Options) and the Warrants shall be made by wire transfer of immediately available funds to a single account specified by each Optionholder and Warrantholder.”

“(c) The Stockholder Representative will require that a portion of the proceeds received by the Sellers and the Optionholders pursuant to Sections

1.05(a) and 1.05(b) be delivered to the Stockholder Representative, on behalf of the Sellers and the Optionholders, by wire transfer of immediately available funds to a single account designated by the Stockholder Representative, to satisfy potential future obligations of the Sellers and the Optionholders (in the aggregate, the “Holdback Amount”); provided that the portion of the Holdback Amount delivered to, and held by, the Stockholder Representative on behalf of each Seller and each Optionholder shall be determined pro rata according to the percentage set forth next to such Seller’s and Optionholder’s name on the Stockholders Schedule (such Person’s “Common Percentage”) (which schedule may be updated from time to time prior to the Closing by the Stockholder Representative without consequence under Section 6.05 in order to reflect the acceleration of vesting of any of the Options); and provided, further, that the Holdback Amount shall be not less than $4,000,000, and such amount of the Holdback Amount shall be retained by the Stockholder Representative until the Net Working Capital is finally determined pursuant to Section 1.07. Subject to the foregoing, the Holdback Amount shall be retained by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion. Any amounts distributed from the Holdback Amount shall be distributed to the Sellers and the Optionholders pro rata based upon their respective Common Percentages. Upon delivery of the Holdback Amount to the Stockholder Representative by Buyer, Buyer will have no liability to any Seller or Optionholder in respect of the Holdback Amount. Notwithstanding the above, with respect to any amounts to be distributed from the Holdback Amount to the Optionholders as described above (the “Optionholders’ Holdback Amount”), at the request of the Stockholder Representative and upon Stockholder Representative’s delivery to the Company of the Optionholders’ Holdback Amount and written instructions showing each Optionholder’s share of the Optionholders’ Holdback Amount, the Company agrees, subject to Section 1.02, to promptly pay such amounts to each Optionholder in the amount set forth in such written instructions less withholding from each such Optionholder a portion of such amount for any applicable withholding tax. Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.05(c).”

1.03 Section 1.09. Section 1.09 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

“1.09 Post-Closing Adjustment Payment. Buyer shall promptly (but in any event within five business days) deliver to the Stockholder Representative (on behalf of the Sellers and the Optionholders) any amounts determined pursuant to Sections 1.07 and 1.08 to be due by Buyer by wire transfer of immediately available funds to a single account designated by the Stockholder Representative. The Stockholder Representative shall promptly deliver such amounts to the Sellers and the Optionholders on a pro rata basis according to each Seller’s and Optionholder’s Common Percentage. Buyer shall be entitled to recover against the Escrow Amount in accordance with the Escrow Agreement any amounts determined pursuant to Sections 1.07 and 1.08 to be due by any of the Sellers or

the Optionholders. Notwithstanding the above, with respect to any such amounts to be delivered by the Stockholder Representative to the Optionholders as described above (the “Optionholders’ Adjustment Amount”), at the request of the Stockholder Representative and upon Stockholder Representative’s delivery to the Company of the written instructions showing each Optionholder’s share of the Optionholder’s Adjustment Amount and, if the Buyer has already delivered such payments to the Stockholder’s Representative, the Optionholders’ Adjustment Amount, the Company agrees, subject to Section 1.02, to promptly pay such amounts to each Optionholder in the amount set forth in such written instructions less withholding from each such Optionholder a portion of such amount for any applicable withholding tax. Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.09.”

1.04 Section 9.02(e). Section 9.02(e) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

“(e) Buyer hereby agrees and acknowledges that (i) except by Buyer pursuant to Section 1.04(d), no Person (including, without limitation, the Sellers, the Optionholders and their respective Affiliates) shall have any obligation to fund the Escrow Account, (ii) except for the amount to which Buyer shall have, prior to the Survival Period Termination Date, previously made a claim pursuant to the procedures set forth in Article IX and for which the obligations to indemnify, if any, shall not have been satisfied from the Escrow Amount (the “Outstanding Escrow Claims”), but subject to Sections 1.07 and 1.08, title and all rights to the Escrow Amount shall automatically transfer to the Stockholder Representative (on behalf of the Sellers and the Optionholders) on the Survival Period Termination Date, and (iii) it shall take all actions reasonably necessary to cause the Escrow Agent to release to the Stockholder Representative (on behalf of the Sellers and the Optionholders) on the Survival Period Termination Date the amount (if any) of the Escrow Account in excess of the Outstanding Escrow Claims. Buyer further agrees that as soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article IX it shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Stockholder Representative. Notwithstanding the above, with respect to any portion of the Escrow Amount to be delivered by the Stockholder Representative to the Optionholders (the “Optionholders’ Escrow Amount”), at the request of the Stockholder Representative and upon Stockholder Representative’s delivery to the Company of the Optionholders’ Escrow Amount and written instructions showing each Optionholder’s share of the Optionholders’ Escrow Amount, the Company agrees, subject to Section 1.02, to promptly pay such amounts to each Optionholder in the amount set forth in such written instructions less withholding from each such Optionholder a portion of such amount for any applicable withholding tax. Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 9.02(e).”

1.05 Supplement to Article XII. Article XII of the Stock Purchase Agreement is hereby amended by adding thereto, in the appropriate alphabetical order, the following definitions:

“‘Rollover Options’ shall mean the Options specified in Exhibit I hereto.”

“‘Rollover Shares’ shall mean the Shares specified in Exhibit I hereto.”

“‘Rollover Purchase Price’ shall mean the quotient determined by dividing:

“(i) an amount equal to (A) the Base Consideration minus (B) the Escrow Amount minus (C) the Holdback Amount minus (D) the outstanding amount of Indebtedness as of the Closing, plus (E) the aggregate exercise price of the Options and the Warrants, plus (F) the amount, if any, by which the Estimated Net Working Capital exceeds $32,181,000, minus (G) the amount, if any, by which Estimated Net Working Capital is less than $32,181,000, minus (H) the Transaction Expenses, by

“(ii) the sum of (A) the number of Shares outstanding immediately prior to the Closing and (B) the number of shares of Common Stock issuable upon exercise of the Options and the Warrants outstanding immediately prior to the Closing.”

1.06 Addition of Exhibit I. The Stock Purchase Agreement is hereby amended by adding thereto, in the appropriate order, a new Exhibit I thereto which shall read in its entirety as set forth in Exhibit I hereto.

1.07 Developments Schedule. The Developments Schedule to the Stock Purchase Agreement is hereby amended and shall read in its entirety as set forth on Exhibit II hereto.

ARTICLE II

MISCELLANEOUS

2.01 No Other Amendments. Except as specifically amended and supplemented hereby, the Stock Purchase Agreement shall remain unmodified, and the Stock Purchase Agreement, as amended and supplemented hereby (the “Amended Stock Purchase Agreement”), is hereby confirmed as being in full force and effect.

2.02 References. All references in the Stock Purchase Agreement or any other agreement, certificate or other document referring to the Stock Purchase Agreement shall be deemed to be references to the Amended Stock Purchase Agreement.

2.03 Severability. Whenever possible, each provision of this Amendment and the Amended Stock Purchase Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment or the Amended Stock Purchase Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment and the Amended Stock Purchase Agreement.

2.04 References. The section and other headings and subheadings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Amendment or the Amended Stock Purchase Agreement. English shall be the governing language of this Agreement.

2.05 No Strict Construction. The language used in this Amendment shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

2.06 Complete Agreement. This Amendment and the Amended Stock Purchase Agreement and the documents referred to herein and therein (including the Confidentiality Agreement and the schedules and exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

2.07 Counterparts. This Amendment may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

2.08 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

*       *       *       *

Execution Copy

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Stock Purchase Agreement on the day and year first above written.

BUYER: MCP-MSC ACQUISITION, INC.

By:	/S/ PETER S. LAINO
Name:	Peter S. Laino
Its:	President

COMPANY: MSC ACQUISITION, INC.

By:	/S/ RICK ROSEN
Name:	Rick Rosen
Its:	Vice President

STOCKHOLDER REPRESENTATIVE: HIG-MSC, INC.

By:	/S/ SAMI MNAYMHEH
Name:	Sami Mnaymheh
Its:	Authorized Signer

EQUITYHOLDERS:

/S/ ROBERT BUNKER
Robert Bunker

/S/ JOSEPH DELANEY
Joseph Delaney

/S/ BUTCH HOFSTETTER
Butch Hofstetter

/S/ DAVID OLSON
David Olson

Exhibit I

Rollover Shares

60,844 shares of common stock of the Company owned by Ronald Hofstetter.

Rollover Options

Robert Bunker – 125,000 options to purchase common stock of the Company at an exercise price per share of $7.15 pursuant to the Non-Qualified Stock Option Agreement between Robert Bunker and the Company dated as of February 9, 2004, as amended, having a stated expiration date of February 9, 2014.

David Olson – 23,551 options to purchase common stock of the Company at an exercise price per share of $1.30 pursuant to the Non-Qualified Stock Option Agreement between David Olson and the Company dated as of August 19, 2002, as amended, having a stated expiration date of August 19, 2012.

Joseph Delaney – 30,000 options to purchase common stock of the Company at an exercise price per share of $15.00 pursuant to the Non-Qualified Stock Option Agreement between Joseph Delaney and the Company dated as of November 8, 2004, as amended having a stated expiration date of November 8, 2014.

Exhibit II

Developments Schedule

Section 4.06

(a)	None.

(b)	None.

(c)	None.

(d)	None.

(e)	None.

(f)	None.

(g)	None.

(h)	None

(i)	None.

(j)	None.

(k)	None.

(l)	i.	On January 14, 2005, MSC terminated the employment of Bob DuCote pursuant to that certain Separation and Release Agreement dated as of January 14, 2005 by and among Bob Ducote, MSC and the Company.

	ii.	On March 24, 2005, MSC terminated the employment of David Moore pursuant to a Separation and Release Agreement entered into by and between MSC and David Moore.

	iii.	On the closing date, MSC will enter into Amendment No. 1 to Employment Agreement by and between Ronald Hofstetter and MSC.

	iv.	On the closing date, MSC will enter into Amendment No. 1 to Employment Agreement by and between Linda Hirschi and MSC.

	v.	On the closing date, MSC will enter into Amendment No. 1 to Employment Agreement by and between Robert Bunker and MSC.

	vi.	On the closing date, MSC will enter into Amendment No. 1 to Employment Agreement by and between Ronald Joseph Delaney and MSC.

(m)	i.	All unvested options of David Olson will vest immediately prior to the Closing.

	ii.	The Board of Directors of the Company may decide to accelerate the vesting of unvested options for certain other employees.

	iii.	See (1) above.